Exhibit 99.1

Earnings Release

ALTICE USA REPORTS FOURTH QUARTER AND FULL YEAR 2021 RESULTS
Company announces multi-year fiber deployment acceleration plan across Optimum and Suddenlink
NEW YORK (February 16, 2022) - Altice USA (NYSE: ATUS) today reports results for the fourth quarter and full year ended December 31, 2021.
Dexter Goei, Altice USA Chief Executive Officer, said: "We are pleased to conclude 2021 having made progress on our growth strategies by accelerating the enhancements of our network, product and customer experience. We see customer trends improving as we continue the expansion of our sales distribution channels and recently launched our planned competitive converged internet and mobile offerings. Today we also announce a new plan to bring 100% fiber broadband, delivering multi-gig speeds, to more than two thirds of our entire footprint over the next four years, reaching a total of 6.5 million FTTH passings by the end of 2025. We are confident in our strategy and that our focus on these key initiatives will drive long-term sustainable growth and value.”

Key Financial Highlights
•Total Revenue declined -0.6% YoY in Q4 2021 to $2.52 billion, including Residential revenue decline of -2.0% YoY, Business Services revenue growth of +12.1% YoY and News & Advertising revenue decline of -11.7% YoY (News & Advertising revenue grew +4.2% YoY excluding political). Total revenue grew +2.0% in full-year (FY) 2021 to $10.09 billion (or +0.8% YoY adjusted for RSN credits(1), and -0.2% YoY adjusted for both RSN credits(1) and air strand revenue(2)).
•Net income attributable to stockholders was $251.7 million in Q4 2021 ($0.56/share on a diluted basis) compared to net income of $330.5 million in Q4 2020 ($0.60/share on a diluted basis). Net income attributable to stockholders was $990.3 million in FY 2021, or $2.14/share, compared to net income of $436.2 million, or $0.75/share on a diluted basis in FY 2020.
•Net cash flows from operating activities were $676.6 million in Q4 2021, compared to $791.5 million in Q4 2020. FY 2021 net cash flows from operating activities was $2.85 billion, compared to $2.98 billion in FY 2020.
•Adjusted EBITDA(3) declined -5.9% YoY in Q4 2021 to $1.08 billion with a margin of 43.0% (44.2% ex-mobile(4)). Adjusted EBITDA grew +0.3% YoY in FY 2021 to $4.43 billion with a margin of 43.9% (44.8% ex-mobile(4)).
•Cash capital expenditures of $386.6 million in Q4 2021 represented 15.3% of revenue and was up 12.2% YoY. Cash capex of $1.23 billion in FY 2021 represented 12.2% of revenue and was up +14.7% YoY driven by accelerated FTTH, new builds, and Suddenlink network upgrades. In FY 2022, the Company expects to further accelerate investments in key growth initiatives, increasing cash capex to approximately $1.7 billion to $1.8 billion excluding capital expenditures associated with potential subsidized rural broadband construction.
•Operating Free Cash Flow(3) decreased -13.6% YoY to $696.4 million in Q4 2021, and decreased -4.3% YoY in FY 2021 to $3.20 billion, reflecting higher cash capex and cash taxes.
•Free Cash Flow(3) decreased -35.1% YoY to $290.0 million in Q4 2021, and decreased -14.9% YoY in FY 2021 to $1.62 billion, mainly reflecting higher cash capex, taxes, and working capital.
•Share repurchases of $804.9 million in FY 2021.

Q4 and FY-21 Summary Financials	Three Months Ended December 31,		Twelve Months Ended December 31,
($k)	2021	2020	2021	2020
Revenue	$2,521,138	$2,535,421	$10,090,849	$9,894,642
Net income attributable to Altice USA, Inc. stockholders	251,662	330,472	990,311	436,183
Adjusted EBITDA(3)	1,083,040	1,150,980	4,427,251	4,414,814
Capital Expenditures (cash)	386,648	344,578	1,231,715	1,073,955

Earnings Release

Revenue Growth and Adjusted EBITDA Detail	Q4-21	FY-21

Total Revenue YoY	(0.6)%	+2.0%
Adj. for RSN credits(1)	(1.2)%	+0.8%
Adj. for RSN credits and air strand revenue(1)(2)	(2.4)%	(0.2)%

Residential Revenue Growth YoY	(2.0)%	+0.3%
Adj. for RSN credits(1)	(2.8)%	(1.0)%

Business Services Revenue Growth YoY	+12.1%	+9.0%
Adj. for RSN credits(1)	+11.8%	+8.8%
Adj. for RSN credits and air strand revenue(1)(2)	+3.3%	+2.0%

News & Advertising Revenue Growth YoY	(11.7)%	+6.1%

Adjusted EBITDA Growth YoY	(5.9)%	+0.3%
Adjusted EBITDA Margin	43.0%	43.9%
Adjusted EBITDA Margin ex-mobile(4)	44.2%	44.8%

Residential unique customer relationships, broadband subscribers and organic net additions (losses)
Subscribers (000s)	FY-19	Q1-20	Q2-20	Q3-20(5)	Q4-20	FY-20(5)	Q1-21	Q2-21(6)	Q3-21	Q4-21	FY-21(6)
Residential ending customer relationships	4,533.3	4,568.4	4,621.4	4,663.5	4,648.4	4,648.4	4,647.4	4,670.7	4,646.0	4,632.8	4,632.8
Residential customer organic net additions (losses)	15.2	35.2	52.9	7.7	(15.0)	80.8	(1.0)	(11.9)	(24.7)	(13.2)	(50.8)
Broadband ending subscribers	4,187.3	4,237.4	4,307.8	4,363.5	4,359.2	4,359.2	4,370.8	4,401.3	4,388.1	4,386.2	4,386.2
Broadband organic net additions (losses)	72.0	50.0	70.4	26.0	(4.3)	142.1	11.5	0.2	(13.1)	(1.9)	(3.3)
Key Operational Highlights
•Total unique Residential customer relationships declined -0.3% YoY in FY 2021. Unique Residential customer net losses were -13k in Q4 2021, compared to -15k Residential customer net losses in Q4 2020 (vs. -5k net losses in Q4 2019). FY 2021 unique Residential customer organic net losses were -51k, or -16k reported net losses including Morris Broadband acquired residential customers in April 2021(6), compared to +81k organic net additions in FY 2020 (vs. +15k net additions in FY 2019).
•Residential Broadband RGUs: Quarterly Residential broadband net losses were -2k in Q4 2021, compared to -4k broadband net losses in Q4 2020 (vs. +7k in Q4 2019). FY 2021 Residential broadband organic net losses were -3k, or +27k reported net additions including Morris Broadband acquired broadband subscribers(6), compared to +142k organic net additions in FY 2020 (vs. +72k net additions in FY 2019).
•Residential Video RGUs: Quarterly video net losses were -71k in Q4 2021, compared to -74k video net losses in Q4 2020 (vs. -44k net losses in Q4 2019). FY 2021 organic video net losses were -241k, or -229k reported net losses including Morris Broadband acquired video subscribers(6), compared to -237k organic net losses in FY 2020 (vs. -107k net losses in FY 2019).
•Residential revenue declined -2.0% YoY in Q4 2021 to $1.92 billion, or declined -2.8% YoY excluding RSN credits. FY 2021 Residential revenue grew +0.3% YoY, or declined -1.0% excluding RSN credits.
▪Residential revenue per customer relationship in Q4 2021 declined -1.6% YoY to $137.79, or -2.4% YoY excluding RSN credits. FY 2021 residential revenue per customer relationship declined -0.7% YoY

Earnings Release

to $141.08, or -2.1% YoY excluding RSN credits, mostly due to the loss of higher ARPU video customers.
•Business Services revenue grew +12.1% YoY in Q4 2021, or +3.6% YoY excluding air strand revenue(2). SMB / Other revenue grew +15.3% YoY in Q4 2021, or +3.7% excluding air strand revenue. Lightpath revenue grew +3.2% YoY in Q4 2021. FY 2021 Business Services revenue grew +9.0% YoY, or +2.2% YoY excluding air strand revenue. SMB / Other revenue grew +11.5% YoY in FY 2021, or +2.3% excluding air strand revenue. Lightpath revenue grew +2.0% YoY in FY 2021.
•News and Advertising revenue declined -11.7% YoY in Q4 2021, compared to a strong political cycle at the end of 2020 (excluding political, News & Advertising revenue grew +4.2% YoY in Q4 2021). FY 2021 News and Advertising revenue grew +6.1% YoY and grew +15.0% YoY in FY 2021 excluding political revenue.
•Optimum Mobile had approximately 186k mobile lines as of December 31, 2021. Mobile net additions in Q4 2021 were +5k (+18k in FY 2021). Mobile revenue grew +18.1% YoY to $23.8 million for the quarter and grew +7.8% YoY in FY 2021 to $84.2 million. At the end of FY 2021 mobile reached 4.0% penetration of Altice USA's Residential customer base.
Accelerated fiber network rollout across Optimum and Suddenlink
Altice USA today announces an acceleration of its fiber deployment strategy over the next four years across its Optimum and Suddenlink footprints, expecting to reach 6.5 million passings by the end of 2025. This new fiber expansion in Suddenlink coupled with the continued fiber build in Optimum will position the Company to pass more than two thirds of its entire footprint with 100% fiber broadband over the next four years, including approximately 2.5 million fiber passings at Suddenlink and 4 million fiber passings at Optimum:
•At the end of 2021, Altice USA covered a total of approximately 1.2 million passings with Fiber-to-the-Home (FTTH) technology available to customers (an increase of +271k FTTH passings “ready for sales” YoY) across the Optimum footprint. Customer penetration of total FTTH passings grew to 5.9% in Q4 2021, compared to 2.9% in Q4 2020.
•In FY 2022, the Company is now targeting ~1.1 million incremental FTTH passings across the Optimum footprint (including 300k in Connecticut) and ~200k incremental FTTH passings across the Suddenlink footprint – a total of 1.3 million incremental FTTH passings.
•For FY 2023 through FY 2025, the Company is targeting ~1.7 million incremental FTTH passings across the Optimum footprint and ~2.3 million incremental FTTH passings across the Suddenlink footprint (including new build FTTH expansion and broadband subsidies) – a total of 4.0 million incremental FTTH passings.
•Initially the Suddenlink FTTH rollout will be focused in Texas. Other states in the Suddenlink footprint to be upgraded to FTTH include areas of Arizona, California, Louisiana, Missouri, North Carolina, New Mexico, Oklahoma, and West Virginia.
Accelerated new build activity and Suddenlink network upgrades
Altice USA has been accelerating the pace of its network edge-outs, adding +51k total passings in Q4 2021 and a total of +229k total passings in FY 2021 (+141k total passings FY 2021 on an organic basis excluding the acquisition of Morris Broadband in Q2 2021). The Company continues to see strong momentum in growing customer penetration, typically reaching approximately 40% within a year of rollout in new-build areas. The Company expects to add an incremental 175k+ new passings in 2022.
Altice USA continues to upgrade its existing hybrid fibercoaxial (HFC) network to deliver higher speeds in certain Suddenlink markets. In FY 2021, the Company upgraded 304k passings through radio frequency (RF) upgrades and equipment upgrades to enable higher speeds. These markets previously only offered up to 150 Mbps download speeds and were upgraded to offer up to 400 Mbps or 1 Gbps.
Increased network usage and demand for higher broadband speeds
The average broadband speed taken by Altice USA’s customer base has nearly doubled in the past three years to 352 Mbps at the end of Q4 2021. Approximately 50% of our broadband customers remain on plans with download speeds of 200 Mbps or less, representing a sizable opportunity to continue to upgrade speeds. Broadband-only

Earnings Release

customer usage averaged 556 GB per month in Q4 2021, which is 25% higher than the average usage of the entire customer base (446 GB per month).
In Q4 2021, sell-in of 1 Gbps (1 Gig) broadband speeds to new customers, where 1 Gig services are available, was 47%, up from 40% in Q4 2020. Approximately 14.9% of the total customer base currently takes Gigabit speeds, representing a significant growth opportunity for the Company.
Balance Sheet Review
As of December 31, 2021:
•Consolidated net debt for Altice USA at the end of Q4 2021 was $24,400 million(7), representing consolidated net leverage of 5.4x Adjusted EBITDA at the end of Q4 2021 on a Last 2-Quarter Annualized (L2QA) basis (5.5x last-twelve months or "LTM"). The decrease in net debt in Q4 2021 of approximately $233 million from the prior quarter is due to debt repayments using Free Cash Flow generation.
•Net debt for CSC Holdings, LLC Restricted Group was $23,054 million at the end of Q4 2021(7), representing net leverage of 5.4x Adjusted EBITDA on a L2QA basis (5.5x LTM). The weighted average cost of debt for CSC Holdings, LLC Restricted Group was 4.6% as of the end of Q4 2021 and the weighted average life was 6.2 years. The Company expects to return to a leverage target of 4.5x - 5.0x net debt / Adjusted EBITDA on an L2QA basis for its CSC Holdings, LLC debt silo over time.
•Net debt for Cablevision Lightpath LLC was $1,386 million at the end of Q4 2021(7), representing net leverage of 6.7x Adjusted EBITDA on a L2QA basis (6.7x LTM). The weighted average cost of debt for Cablevision Lightpath LLC was 4.3% as of the end of Q4 2021 and the weighted average life was 6.1 years.
Additional Highlights and Announcements
Altice USA Launches "Internet + Mobile Savings" Plans
In January 2022, the Company launched new “Internet + Mobile Savings” plans, giving Optimum Mobile and Optimum Internet customers the opportunity to save more on their monthly bills. Customers must maintain active Optimum Mobile and Optimum Internet services to qualify for savings. Depending on the type of mobile and Internet plans, customers could save up to $30 per month off their monthly mobile and Internet bills.
Altice USA Leadership Changes
On January 25, 2022, Altice USA announced that Keith Bowen had been named President of Altice News & Advertising, assuming the role from Jon Steinberg, who will depart the company in the spring. Keith Bowen previously served as Chief Revenue Officer for Altice News & Advertising.
On January 10, 2022, Altice USA announced the appointment of Shuvankar Roy as the company’s Senior Vice President of Customer Experience. Shuvankar (Shu), who joined Altice USA with over two decades of experience at various major telecommunications providers, is responsible for enhancing the Optimum and Suddenlink customer journey, with a focus on implementing a modern, refreshed, and consistent service and support experience.
On December 14, 2021, Altice USA announced that Lee Schroeder, Altice USA’s Executive Vice President of Government & Community Affairs and Chief Diversity Officer, will be leaving the company in July 2022. The Community Affairs and Chief Diversity Officer roles have been assumed by Lisa Gonzalez Anselmo, Altice USA’s Executive Vice President of Communications.
On December 6, 2021, Altice USA announced the appointment of Ben Collier as Senior Vice President of Brand, Marketing, and Media. Collier will lead the company’s brand and marketing strategy, advertising, and media teams as the company looks to advance its connectivity services across the United States and prepares to unify its Suddenlink and Optimum brands under the Optimum banner.
Share Repurchases and Shares Outstanding
For the twelve months ended December 31, 2021, Altice USA repurchased an aggregate of 23.6 million shares for a total purchase price of approximately $804.9 million, at an average price of $34.12. As of December 31, 2021, Altice USA had 454,654,140 combined Class A and Class B shares outstanding.
For the three months ended December 31, 2021, Altice USA did not repurchase shares.

Earnings Release

Human Rights Campaign Foundation recognizes Altice USA as a ‘Best Place to Work for LGBTQ Equality’ for the Fourth Year in a Row
Altice USA is again proud to be recognized for its commitment to fostering an inclusive workplace where employees are encouraged to be their authentic selves, making us stronger as a company. As recognized in this ranking, the progress that continues to transpire reflects the collective work done across our entire business supported by our Diversity and Inclusion programs – and remains an inspiration as we look ahead.

Earnings Release

Altice USA Consolidated Operating Results (In thousands, except per share data) (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Revenue:
Broadband	$972,953	$942,030	$3,925,089	$3,689,159
Video	850,344	904,251	3,526,205	3,670,859
Telephony	94,515	110,430	404,813	468,777
Residential revenue	1,917,812	1,956,711	7,856,107	7,828,795
Business services and wholesale	406,005	362,223	1,586,044	1,454,532
News and Advertising	170,205	192,857	550,667	519,205
Mobile	23,839	20,183	84,194	78,127
Other	3,277	3,447	13,837	13,983
Total revenue	2,521,138	2,535,421	10,090,849	9,894,642
Operating expenses:
Programming and other direct costs	836,484	831,119	3,382,129	3,340,442
Other operating expenses	619,633	581,435	2,379,765	2,264,473
Restructuring and other expense	6,218	2,394	17,176	91,073
Depreciation and amortization (including impairments)	460,010	511,754	1,787,152	2,083,365
Operating income	598,793	608,719	2,524,627	2,115,289
Other income (expense):
Interest expense, net	(311,907)	(313,461)	(1,266,591)	(1,350,341)
Gain (loss) on investments and sale of affiliate interests, net	(240,549)	263,760	(88,898)	320,061
Gain (loss) on derivative contracts, net	194,931	(204,467)	85,911	(178,264)
Gain (loss) on interest rate swap contracts	33,135	10,119	92,735	(78,606)
Loss on extinguishment of debt and write-off of deferred financing costs	—	—	(51,712)	(250,489)
Other income, net	2,229	2,300	9,835	5,577
Income before income taxes	276,632	366,970	1,305,907	583,227
Income tax expense	(15,922)	(30,701)	(294,975)	(139,748)
Net income	260,710	336,269	1,010,932	443,479
Net income attributable to noncontrolling interests	(9,048)	(5,797)	(20,621)	(7,296)
Net income attributable to Altice USA stockholders	$251,662	$330,472	$990,311	$436,183
Basic net income per share	$0.56	$0.61	$2.16	$0.75
Diluted net income per share	$0.56	$0.60	$2.14	$0.75
Basic weighted average common shares	453,228	544,705	458,311	581,057
Diluted weighted average common shares	453,230	548,572	462,295	583,689

Earnings Release

Altice USA Consolidated Statements of Cash Flows (in thousands) (Unaudited)
	December 31,
	2021	2020
Cash flows from operating activities:
Net income	$1,010,932	$443,479
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization (including impairments)	1,787,152	2,083,365
Loss (gain) on investments and sale of affiliate interests, net	88,898	(320,061)
Loss (gain) on derivative contracts, net	(85,911)	178,264
Loss on extinguishment of debt and write-off of deferred financing costs	51,712	250,489
Amortization of deferred financing costs and discounts (premiums) on indebtedness	91,226	91,127
Share-based compensation expense	98,296	125,087
Deferred income taxes	40,701	75,512
Decrease in right-of-use assets	43,820	45,995
Provision for doubtful accounts	68,809	65,965
Other	4,928	34,079
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable, trade	(30,379)	(50,747)
Prepaid expenses and other assets	28,343	8,330
Amounts due from and due to affiliates	23,758	3,594
Accounts payable and accrued liabilities	(177,326)	(118,388)
Deferred revenue	(40,929)	(39,977)
Liabilities related to interest rate swap contracts	(149,952)	104,051
Net cash provided by operating activities	2,854,078	2,980,164
Cash flows from investing activities:
Capital expenditures	(1,231,715)	(1,073,955)
Payment for acquisitions, net of cash acquired	(340,444)	(149,973)
Other, net	(1,444)	3,502
Net cash used in investing activities	(1,573,603)	(1,220,426)
Cash flows from financing activities:
Proceeds from long-term debt	4,410,000	8,019,648
Repayment of long-term debt	(4,870,108)	(6,194,804)
Proceeds from collateralized indebtedness and related derivative contracts, net	185,105	—
Repayment of collateralized indebtedness and related derivative contracts, net	(185,105)	—
Principal payments on finance lease obligations	(85,949)	(43,083)
Purchase of shares of Altice USA Class A common stock, pursuant to a share repurchase program	(804,928)	(4,816,379)
Proceeds from the sale of a noncontrolling interest in Lightpath, net of expenses	—	880,197
Other	(11,539)	(26,624)
Net cash used in financing activities	(1,362,524)	(2,181,045)
Net decrease in cash and cash equivalents	(82,049)	(421,307)
Effect of exchange rate changes on cash and cash equivalents	(662)	(2,167)
Net decrease in cash and cash equivalents	(82,711)	(423,474)
Cash, cash equivalents and restricted cash at beginning of year	278,686	702,160
Cash, cash equivalents and restricted cash at end of period	$195,975	$278,686

Earnings Release

Reconciliation of Non-GAAP Financial Measures:
We define Adjusted EBITDA, which is a non-GAAP financial measure, as net income (loss) excluding income taxes, non-operating income or expenses, loss on extinguishment of debt and write-off of deferred financing costs, gain (loss) on interest rate swap contracts, gain (loss) on derivative contracts, gain (loss) on investments and sale of affiliate interests, interest expense, interest income, depreciation and amortization (including impairments), share-based compensation expense or benefit, restructuring expense or credits and transaction expenses.
We believe Adjusted EBITDA is an appropriate measure for evaluating the operating performance of the Company. Adjusted EBITDA and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry. Internally, we use revenue and Adjusted EBITDA measures as important indicators of our business performance and evaluate management’s effectiveness with specific reference to these indicators. We believe Adjusted EBITDA provides management and investors a useful measure for period-to-period comparisons of our core business and operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operating results. Adjusted EBITDA should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with GAAP. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.
We also use Operating Free Cash Flow (defined as Adjusted EBITDA less cash capital expenditures), and Free Cash Flow (defined as net cash flows from operating activities less cash capital expenditures) as indicators of the Company’s financial performance. We believe these measures are two of several benchmarks used by investors, analysts and peers for comparison of performance in the Company’s industry, although they may not be directly comparable to similar measures reported by other companies.

Earnings Release

Reconciliation of net income to Adjusted EBITDA and Operating Free Cash Flow (unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020

Net income	$260,710	$336,269	$1,010,932	$443,479
Income tax expense	15,922	30,701	294,975	139,748
Other income, net	(2,229)	(2,300)	(9,835)	(5,577)
Loss (gain) on interest rate swap contracts, net	(33,135)	(10,119)	(92,735)	78,606
Loss (gain) on derivative contracts, net	(194,931)	204,467	(85,911)	178,264
Loss (gain) on investments and sales of affiliate interests, net	240,549	(263,760)	88,898	(320,061)
Loss on extinguishment of debt and write-off of deferred financing costs	—	—	51,712	250,489
Interest expense, net	311,907	313,461	1,266,591	1,350,341
Depreciation and amortization (including impairments)	460,010	511,754	1,787,152	2,083,365
Restructuring and other expense	6,218	2,394	17,176	91,073
Share-based compensation	18,019	28,113	98,296	125,087
Adjusted EBITDA	1,083,040	1,150,980	4,427,251	4,414,814
Capital Expenditures (cash)	386,648	344,578	1,231,715	1,073,955
Operating Free Cash Flow	$696,392	$806,402	$3,195,536	$3,340,859

Reconciliation of net cash flow from operating activities to Free Cash Flow (unaudited):

Net cash flows from operating activities	$676,599	$791,503	$2,854,078	$2,980,164
Capital Expenditures (cash)	386,648	344,578	1,231,715	1,073,955
Free Cash Flow	$289,951	$446,925	$1,622,363	$1,906,209

Customer Metrics(11) (in thousands, except per customer amounts)

	FY-19	Q1-20	Q2-20	Q3-20(5)	Q4-20	FY-20(5)	Q1-21	Q2-21(6)	Q3-21	Q4-21	FY-21(6)
Total Passings(8)	8,818.6	8,834.8	8,880.1	8,987.9	9,034.1	9,034.1	9,067.6	9,195.1	9,212.5	9,263.3	9,263.3
Residential	4,533.3	4,568.4	4,621.4	4,663.5	4,648.4	4,648.4	4,647.4	4,670.7	4,646.0	4,632.8	4,632.8
SMB	383.1	381.7	375.7	377.5	376.1	376.1	375.8	380.7	381.6	381.9	381.9
Total Unique Customer Relationships(9)	4,916.3	4,950.1	4,997.1	5,040.9	5,024.6	5,024.6	5,023.2	5,051.4	5,027.6	5,014.7	5,014.7
Residential Customers:
Broadband	4,187.3	4,237.4	4,307.8	4,363.5	4,359.2	4,359.2	4,370.8	4,401.3	4,388.1	4,386.2	4,386.2
Video	3,179.2	3,137.5	3,102.9	3,035.1	2,961.0	2,961.0	2,906.6	2,870.5	2,803.0	2,732.3	2,732.3
Telephony	2,398.8	2,359.8	2,337.1	2,279.5	2,214.0	2,214.0	2,161.2	2,118.4	2,057.1	2,005.2	2,005.2
Residential ARPU ($)(10)	143.98	143.39	144.38	138.16	140.09	142.11	142.24	142.24	140.73	137.79	141.08

Fiber (FTTH) Customer Metrics (in thousands)

	FY-19	Q1-20	Q2-20	Q3-20	Q4-20	FY-20	Q1-21	Q2-21	Q3-21	Q4-21	FY-21
FTTH Total Passings(12)	510.1	691.2	742.6	867.9	900.1	900.1	921.4	982.5	1,026.6	1,171.0	1,171.0
FTTH Total customer relationships(13)(14)	3.4	5.1	8.7	16.3	26.1	26.1	35.9	47.3	58.9	69.7	69.7
FTTH Residential	3.4	5.1	8.7	16.3	26.1	26.1	35.9	47.3	58.7	69.3	69.3
FTTH SMB	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.1	0.2	0.3	0.3
Penetration of FTTH total passings(15)	0.7%	0.7%	1.2%	1.9%	2.9%	2.9%	3.9%	4.8%	5.7%	5.9%	5.9%

Earnings Release

Consolidated Net Debt as of December 31, 2021

CSC Holdings, LLC Restricted Group (in $m)	Actual Principal Amount	Coupon / Margin	Maturity
Drawn RCF	$900	L+2.250%	2024
Term Loan	2,865	L+2.250%	2025
Term Loan B-3	1,240	L+2.250%	2026
Term Loan B-5	2,948	L+2.500%	2027
Guaranteed Notes	1,310	5.500%	2027
Guaranteed Notes	1,000	5.375%	2028
Guaranteed Notes	1,750	6.500%	2029
Guaranteed Notes	1,100	4.125%	2030
Guaranteed Notes	1,000	3.375%	2031
Guaranteed Notes	1,500	4.500%	2031
Senior Notes	649	5.875%	2022
Senior Notes	750	5.250%	2024
Senior Notes	1,046	7.500%	2028
Legacy unexchanged Cequel Notes	4	7.500%	2028
Senior Notes	2,250	5.750%	2030
Senior Notes	2,325	4.625%	2030
Senior Notes	500	5.000%	2031
CSC Holdings, LLC Restricted Group Gross Debt	23,136
CSC Holdings, LLC Restricted Group Cash	(82)
CSC Holdings, LLC Restricted Group Net Debt	$23,054

CSC Holdings, LLC Restricted Group Undrawn RCF	$1,436
WACD (%)	4.6%

Cablevision Lightpath LLC (in $m)	Actual Principal Amount	Coupon / Margin	Maturity
Drawn RCF	$—	L+3.250%	2025
Term Loan	594	3.750%	2027
Senior Secured Notes	450	3.875%	2027
Senior Notes	415	5.625%	2028
Cablevision Lightpath Gross Debt	1,459
Cablevision Lightpath Cash	(73)
Cablevision Lightpath Net Debt	$1,386

Cablevision Lightpath Undrawn RCF	$100
WACD (%)	4.3%

Altice USA Consolidated (in $m)	Actual Principal Amount
Altice USA Consolidated Gross Debt	$24,595
Cash	(196)
Total Altice USA Consolidated Net Debt	24,400
WACD (%)	4.6%

Earnings Release

Net Leverage Schedules as of December 31, 2021 (in $m)

	CSC Holdings Restricted Group(17)	Cablevision Lightpath LLC	CSC Holdings Consolidated(18)	Altice USA Consolidated

Gross Debt Consolidated(16)	$23,136	$1,459	$24,595	$24,595
Cash	(82)	(73)	(193)	(196)
Net Debt Consolidated	$23,054	$1,386	$24,402	$24,400
LTM EBITDA	$4,211	$207	$4,427	$4,427
L2QA EBITDA	$4,279	$206	$4,496	$4,496
Net Leverage (LTM)	5.5x	6.7x	5.5x	5.5x
Net Leverage (L2QA)	5.4x	6.7x	5.4x	5.4x

Reconciliation to Financial Reported Debt
Actual
Total Debenture and Loans from Financial Institutions (Carrying Amount)	$24,523
Unamortized Financing Costs, Net of Premiums	19
Fair Value Adjustments	53
Gross Debt Consolidated	24,595
Finance leases and other notes	317
Total Debt	24,912
Cash	(196)
Net Debt	$24,716

Earnings Release

(1)Adjusted revenue for RSN credits excludes service credits and associated franchise fees as a result of RSN affiliate fee credits the Company expected to receive for a minimum number of events not delivered in the twelve-month period ended December 31, 2020.
(2)Adjusted revenue for air strand excludes all air strand revenue from Business Services from the current period and the same period of prior year. Approximately $100.1 million of the year-over-year increase in FY 2021 and $31.1 million of the year-over-year increase in Q4 2021 was due to an early termination of a backhaul contract for air strands which resulted in the recognition of deferred revenue and termination fees over the amended term.
(3)See “Reconciliation of Non-GAAP Financial Measures” on page 8 of this release.
(4)Q4 2021 Adjusted EBITDA margin ex-mobile of 44.2% excludes approximately $21.9m of losses related to Altice USA’s mobile business in the current period and $18.9m of losses in Q4 2020. FY 2021 and 2020 Adjusted EBITDA margin ex-mobile of 44.8% excludes approximately $60.6m and $73.0m of losses related to Altice USA’s mobile business, respectively.
(5)Since Q3-20, figures include Service Electric Cable T.V. of New Jersey, Inc. acquired subscribers. Q3-20 Service Electric subscribers added 34.4k residential customer relationships, 29.7k broadband, 18.6k video, and 5.9k voice.
(6)Since Q2-21, figures include Morris Broadband, LLC acquired subscribers. Q2-21 Morris Broadband subscribers added 35.1k residential customer relationships, 30.3k broadband, 12.2k video, and 2.2k voice.
(7)Net debt, defined as the principal amount of debt less cash, and excluding finance leases and other notes.
(8)Total passings represents the estimated number of single residence homes, apartments and condominium units passed by the HFC and FTTH network in areas serviceable without further extending the transmission lines. In addition, it includes commercial establishments that have connected to our HFC and FTTH network. Broadband services were not available to approximately 30 thousand total passings and telephony services were not available to approximately 500 thousand total passings. Total passings include approximately 67k total passings acquired in the Service Electric Cable T.V. of New Jersey acquisition in Q3-20 and in Q2-21 include approximately 89k total passings acquired in the Morris Broadband acquisition.
(9)Total Unique Customer Relationships represent the number of households/businesses that receive at least one of the Company’s fixed-line services. Customers represent each customer account (set up and segregated by customer name and address), weighted equally and counted as one customer, regardless of size, revenue generated, or number of boxes, units, or outlets on our HFC and FTTH network. Free accounts are included in the customer counts along with all active accounts, but they are limited to a prescribed group. Most of these accounts are also not entirely free, as they typically generate revenue through pay-per-view or other pay services and certain equipment fees. Free status is not granted to regular customers as a promotion. In counting bulk Residential customers, such as an apartment building, we count each subscribing family unit within the building as one customer, but do not count the master account for the entire building as a customer. We count a bulk commercial customer, such as a hotel, as one customer, and do not count individual room units at that hotel.
(10)ARPU is calculated by dividing the average monthly revenue for the respective quarter (fourth quarter for annual periods) derived from the sale of broadband, video and telephony services to Residential customers by the average number of total Residential customers for the same period. ARPU for the September 30, 2020 period reflects a reduction of $5.51 due to credits that we anticipated to be issued to video customers as a result of credits the Company expected to receive from certain sports programming networks whereby the minimum number of events were not delivered pursuant to the contractual agreements with the networks and related franchise fees. ARPU for the December 31, 2020 period reflects a reduction of $1.26 due to credits that we anticipated to be issued to video customers as a result of credits the Company expected to receive from certain sports programming networks whereby the minimum number of events were not delivered pursuant to the contractual agreements with the networks and related franchise fees.
(11)Customer metrics do not include Optimum Mobile customers.
(12)Represents the estimated number of single residence homes, apartments and condominium units passed by the FTTH network in areas serviceable without further extending the transmission lines. In addition, it includes commercial establishments that have connected to our FTTH network. The figures shown here represent those FTTH passings available for marketing to customers as reflected in Altice USA’s billing system (FTTH passings “ready for sales”), differing to previously reported FTTH coverage figures which represented those FTTH passings where the network had been constructed (FTTH passings “ready for service”) but were not yet necessarily available for sale to customers.
(13)Represents number of households/businesses that receive at least one of the Company's fixed-line services on our FTTH network.
(14)FTTH customers represent each customer account (set up and segregated by customer name and address), weighted equally and counted as one customer, regardless of size, revenue generated, or number of boxes, units, or outlets on our FTTH network. Free accounts are included in the customer counts along with all active accounts, but they are limited to a prescribed group. Most of these accounts are also not entirely free, as they typically generate revenue through pay-per view or other pay services and certain equipment fees. Free status is not granted to regular customers as a promotion. In counting bulk residential customers, such as an apartment building, we count each subscribing family unit within the building as one customer, but do not count the master account for the entire building as a customer. We count a bulk commercial customer, such as a hotel, as one customer, and do not count individual room units at that hotel.
(15)Represents the number of total FTTH customer relationships divided by FTTH total passings.
(16)Principal amount of debt excluding finance leases and other notes.
(17)CSC Holdings, LLC Restricted Group excludes the unrestricted subsidiaries, primarily Cablevision Lightpath LLC and NY Interconnect, LLC.

Earnings Release

(18)CSC Holdings Consolidated includes the CSC Holdings, LLC Restricted Group and the unrestricted subsidiaries.
Numerical information is presented on a rounded basis using actual amounts. Minor differences in totals and percentage calculations may exist due to rounding.

Earnings Release

Contacts
Investor Relations
Nick Brown: +1 917 589 9983 / nick.brown@alticeusa.com

Communications
Lisa Anselmo: +1 516 279 9461 / lisa.anselmo@alticeusa.com

About Altice USA
Altice USA (NYSE: ATUS) is one of the largest broadband communications and video services providers in the United States, delivering broadband, video, mobile, proprietary content and advertising services to more than 5.0 million residential and business customers across 21 states through its Optimum and Suddenlink brands. The Company operates a4, an advanced advertising and data business, which provides audience-based, multiscreen advertising solutions to local, regional and national businesses and advertising clients. Altice USA also offers hyper-local, national, international and business news through its News 12, Cheddar and i24NEWS networks.

FORWARD-LOOKING STATEMENTS
Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the information under the headings “Accelerated fiber network rollout across Optimum and Suddenlink” and “Accelerated new build activity and Suddenlink network upgrades” and other statements relating to capital expenditure plans, fiber deployment, network expansion and upgrades, distribution channel expansion, and leverage targets. These forward-looking statements include, but are not limited to, all statements other than statements of historical facts contained in this release, including, without limitation, those regarding our intentions, beliefs or current expectations concerning, among other things: our future financial conditions and performance, results of operations and liquidity; our strategy, plans, objectives, prospects, growth, goals and targets; our ability to achieve operational performance improvements; and future developments in the markets in which we participate or are seeking to participate. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms "anticipate", "believe", "could", "estimate", "expect", "forecast", "intend", "may", "plan", "project", "should", "target", "remain" or "will" or, in each case, their negative, or other variations or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. To the extent that statements in this release are not recitations of historical fact, such statements constitute forward-looking statements, which, by definition, involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements including risks referred to in our Annual Report on Form 10-K. You are cautioned to not place undue reliance on Altice USA’s forward-looking statements. Any forward-looking statement speaks only as of the date on which it was made. Altice USA specifically disclaims any obligation to publicly update or revise any forward-looking statement, as of any future date.